Exhibit 10.9
FORM OF
ADMINISTRATIVE SERVICES AGREEMENT
     This ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”) is made on the                      day of                                          , 2007 by and between Peabody Holding Company, LLC (“PHC”), a Delaware limited liability company, with principal offices at 701 Market Street, St. Louis, MO 63101, Patriot Coal Corporation (“Patriot”), a Delaware corporation with principal offices at                                                             , and, solely with respect to its obligations under Section 11 hereof, Peabody Energy Corporation (“PEC”), a Delaware corporation with principal offices at 701 Market Street, St. Louis, MO 63101 (each of the foregoing being sometimes referred to hereinafter individually as “a party” or jointly as “the parties”).
RECITALS
     WHEREAS, contemporaneously herewith, all of the shares of common stock of Patriot have been distributed to the stockholders of PEC, PHC’s ultimate parent company, and Patriot will indirectly own all of the capital stock of certain Transferred Companies (as defined below);
     WHEREAS, the Transferred Companies have certain ongoing retiree healthcare obligations pursuant to the Coal Act (as defined below);
     WHEREAS, contemporaneously herewith, PHC has entered into a Section 9711 Coal Act Liabilities Assumption Agreement with Patriot and PEC (the “Coal Act LAA”), attached hereto as Attachment A, pursuant to which PHC has agreed to assume certain Section 9711 Coal Act Liabilities (as defined therein) of the Transferred Companies; and
     WHEREAS, Peabody Coal Company, LLC (“PCC”), a Transferred Company, is a signatory to a collective bargaining agreement known as the National Bituminous Coal Wage Agreement pursuant to which it is obligated to provide certain health benefits to eligible retirees and their eligible dependents;
     WHEREAS, contemporaneously herewith, PHC has entered into a NBCWA Individual Employer Plan Liabilities Assumption Agreement with Patriot, PCC and PEC (the “NBCWA LAA”), attached hereto as Attachment B, pursuant to which PHC agreed to assume certain NBCWA Individual Employer Plan Liabilities (as defined therein) of PCC;
     WHEREAS, PCC is obligated to provide certain heath benefits to eligible retirees and their eligible dependents under the Salaried Employer Plan (as defined below);
     WHEREAS, contemporaneously herewith, PHC has entered into a Salaried Employee Liabilities Assumption Agreement with Patriot, PCC and PEC (the “Salaried Employee LAA”), attached hereto as Attachment C, pursuant to which PHC agreed to assume certain Salaried Employee Liabilities (as defined therein) of PCC;
     WHEREAS, performance of the obligations under the Coal Act and Article XX of the NBCWA requires the administration of certain health benefit plans required by the Coal Act and

Article XX of the NBCWA, respectively;
     WHEREAS, PHC desires that Patriot provide the services required to administer the provision of retiree health benefits by the Transferred Companies pursuant to the Coal Act, and PCC pursuant to the NBCWA and Salaried Employer Plan, as set forth in the Coal Act LAA, the NBCWA LLA and the Salaried Employee LAA; and
     WHEREAS, Patriot desires to provide the services required to administer the provision of retiree health benefits by the Transferred Companies pursuant to the Coal Act, and PCC pursuant to the NBCWA and the Salaried Employer Plan.
     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties do hereby agree as follows:
     Section 1. Defined Terms.
     (a) The term “Coal Act” shall mean the Coal Industry Retiree Health Benefit Act of 1992, 26 U.S.C. §§ 9701 — 9722, as may be amended, modified or replaced from time to time.
     (b) The term “Coal Act Plan” shall have the meaning ascribed to such term in the Coal Act LAA.
     (c) The term “Effective Date” shall mean the date first hereinabove entered.
     (d) The term “Fair Market Value” means, in relation to the pricing of services under this Agreement, terms that would be agreed between non-affiliated third parties for comparable services on a comparable scale, determined in the reasonable judgment of Patriot.
     (e) The term “NBCWA” shall mean the National Bituminous Coal Wage Agreement of 2007.
     (f) The term “NBCWA Individual Employer Plan” shall have the meaning ascribed to such term in the NBCWA LAA.
     (g) The term “NBCWA Individual Employer Plan Liabilities” shall have the meaning ascribed to such term in the NBCWA LAA.
     (h) The term “Salaried Employer Plan” shall have the meaning ascribed to such term in the Salaried Employee LAA.
     (i) The term “Salaried Employee Liabilities” shall have the meaning ascribed to such term in the Salaried Employee LAA.
     (j) The term “Section 9711 Coal Act Liabilities” shall have the meaning ascribed to such term in the Coal Act LAA.
     (k) The term “Transferred Companies” shall mean Affinity Mining Company, Colony

Bay Coal Company, Eastern Associated Coal, LLC, Martinka Coal Company, LLC, Mountain View Coal Company, LLC, Peabody Coal Company, LLC, Pine Ridge Coal Company, LLC, and Sterling Smokeless Coal Company, LLC.
     Section 2. Obligations of Patriot. Patriot shall provide services in accordance with the description of services set forth on Attachment D to this Agreement, which is incorporated by reference into this Agreement and made a part hereof as fully as if set forth in its entirety herein. Patriot may retain third party providers and/or independent contractors to provide services listed on Attachment D so long as such third party providers and/or independent contractors are the same as Patriot uses to perform similar services for its own retiree healthcare obligations, provided, however, that Patriot shall remain responsible for the full and complete delivery of services described on Attachment D.
     Section 3. Duration of Agreement. This Agreement shall remain in effect until the termination of each of the Coal Act LAA, the NBCWA LAA and the Salaried Employee LAA; provided that PHC may terminate this Agreement at any time upon 120 days written notice (without prejudice to any amounts owed by PHC to Patriot pursuant to Section 4 through the date of termination).
     Section 4. Payment for Services. For the services provided pursuant to this Agreement, PHC shall pay Patriot a fee equal to the Fair Market Value of such services. Patriot shall provide an accounting to PHC by the fifth day of each month of all amounts for which it claims it is entitled to receive in respect of its fees and expenses pursuant to this Agreement from the immediately preceding month. PHC shall pay Patriot such amounts within five days of receipt of the accounting. If Patriot administers the plans and/or obligations to pay Coal Act Liabilities, NBCWA Individual Employer Plan Liabilities or Salaried Employee Liabilities as contemplated by this Agreement jointly with the administration of any other employee welfare plan or employee-related liability, Patriot shall notify PHC of such joint administration, reasonably allocate the costs of administration under the respective plans, and obtain payment from PHC only for the reasonable allocation of the cost of administering the services under this Agreement.
     Section 5. Mutual Cooperation. Each of PHC and Patriot will use their commercially reasonable efforts to cooperate with each other to give full effect to the transactions contemplated by this Agreement.
     Section 6. Settlement of Claims. Patriot shall immediately notify PHC when Patriot or any of its subsidiaries is sued by the UMWA or a former employee or his or her eligible dependents or when an administrative claim has been filed with an applicable trustees, in each case regarding the Section 9711 Coal Act Liabilities, the NBCWA Individual Employer Plan Liabilities or the Salaried Employee Liabilities. Patriot may not settle any such dispute without the prior written consent of PHC, not to be unreasonably withheld or delayed. If Patriot settles any such claim without the prior written consent of PHC, then PHC shall not be liable for reimbursement of any amounts paid by Patriot as a result of such un-consented settlement under this Agreement.
     Section 7. PHC’s Right to Pursue a Claim or Defense. If PHC determines that Patriot is failing to pursue with reasonable diligence a claim or defense related to any Section 9711 Coal

Act Liabilities, NBCWA Individual Employer Plan Liabilities or Salaried Employee Liabilities, it shall notify Patriot in writing of such failure. If Patriot fails or refuses to pursue such claim or defense diligently within thirty (30) days of such notice, then PHC at its option may elect to pursue such claim or defense at its cost in the name of Patriot or any of the Transferred Companies. Any contest assumed by PHC pursuant to this provision shall be conducted by attorneys employed or retained by PHC (subject to the right of Patriot to participate in such prosecution or defense at Patriot’s cost) and PHC may settle or compromise the claim or defense without the consent of Patriot, so long as such settlement or compromise does not include any payment or other obligation of Patriot or its controlled affiliates. PHC and Patriot shall use their commercially reasonable efforts to cooperate with each other in the continued prosecution or defense of any such claim, including providing witnesses and production of documents.
     Section 8. Maintenance of Books and Records; Inspection. Patriot shall, at all times during the continuance of this Agreement, maintain full and complete books of account and other records with respect to all activities under this Agreement including, but not limited to, records of all payments made in connection with, or as a result of, such activities and all contracts entered and evaluations performed with respect to payment of Section 9711 Coal Act Liabilities, NBCWA Individual Employer Plan Liabilities or Salaried Employee Liabilities. PHC shall, at all times during the continuance of this Agreement, have the right to inspect, copy, and/or audit all account books and other records with respect to this Agreement at Patriot’s offices and during regular business hours; provided that (i) PHC is not entitled to inspect such books and records more than once every six months, (ii) PHC shall provide at least forty-eight (48) hours advance notification, including reasonable detail of the materials to be reviewed, and (iii) no such inspection or audit shall unreasonably interfere with the normal and regular conduct of Patriot’s business.
     Section 9. Independent Contractor; No Relationship. By entering into this Agreement, the parties do not create or establish any form of a joint venture, partnership or other form of corporate relationship. Patriot understands and agrees that Patriot is acting as an independent contractor in performing duties hereunder. PHC is under no obligation to, and shall not, carry Workers’ Compensation insurance or health or accident insurance to cover Patriot’s employees or pay any contribution to Social Security, unemployment insurance, federal or state withholding taxes or provide any other contributions or benefits that might be expected in any employer-employee relationship. Patriot agrees to report and pay any contributions for taxes, unemployment insurance, Social Security and other benefits for its employees, in each case solely with respect to this Agreement and the services provided hereunder.
     Section 10. Standard of Care; Indemnification.
     (a) Patriot shall, and shall cause the Transferred Companies to, provide the services hereunder in a prompt and timely manner, using the same degree of skill and care as a reasonably prudent person would exercise in similar circumstances in carrying out its own business.
     (b) Patriot shall indemnify, defend and hold harmless PEC, each of its affiliates and each of their respective directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assignors of any of the foregoing, from and against any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement, any law, rule, regulation, action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking (“Liabilities”) of the such persons incurred by, borne by or asserted against any of them relating to, arising out of or resulting from any of the following items (without duplication):
     i. the breach or the failure of performance by Patriot of any of the covenants, promises, undertakings or agreements which it is obligated to perform under this Agreement;
     ii. death of or injury of any person whomsoever, including but not limited to directors, officers, employees, servants or agents of PEC, of one of its affiliates, or contractors to the extent that such Liabilities are not covered by worker’s compensation;
     iii. loss of, or damage to, or destruction of any property whatsoever, including any loss of use thereof, including without limitation, property of PEC, of one of its affiliates, or their respective directors, officers, employees, agents, subsidiaries or subcontractors; or
     iv. any claim or assertion that the execution or performance by PEC of its obligations under this Agreement violates or interferes with any contractual or other right or obligation or relationship of Patriot to or with any other person, caused by, arising out of, or in any way related to this Agreement.
     (c) PEC shall indemnify, defend and hold harmless Patriot, each of its Affiliates and each of their respective directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assignors of any of the foregoing, from and against any and all Liabilities of the such persons incurred by, borne by or asserted against any of them relating to, arising out of or resulting from any of the following items (without duplication):
     i. the breach or the failure of performance by PEC of any of the covenants, promises, undertakings or agreements which it is obligated to perform under this Agreement;
     ii. death of or injury of any person whomsoever, including but not limited to directors, officers, employees, servants or agents of Patriot, of one of its affiliates, or contractors to the extent that such Liabilities are not covered by worker’s compensation;
     iii. loss of, or damage to, or destruction of any property whatsoever, including any loss of use thereof, including without limitation, property of Patriot, of one of its affiliates, or their respective directors, officers, employees, agents, subsidiaries or subcontractors; or
     iv. any claim or assertion that the execution or performance by Patriot of its obligations under this Agreement violates or interferes with any contractual or other right or obligation or relationship of PEC to or with any other person, caused by, arising out of, or in any way related to the provision of services as contemplated in this Agreement by Patriot, or its affiliates, or their respective directors, officers, employees, servants, agents, subsidiaries or subcontractors.
     (d) In no event shall Patriot or its affiliates, on the one hand, or PEC or its affiliates, on the other hand, be liable to the other for any special, consequential, indirect, collateral, incidental or punitive damages, lost profits, or failure to realize expected savings, or other commercial or economic loss of any kind, however caused and on any theory of liability, (including negligence) arising in any way out of this Agreement, whether or not such person has been advised for the possibility of any such damages; provided, however, that the foregoing limitations shall not limit either Party’s indemnification obligations for liabilities to with respect to any claims by a third party.
     Section 11. PEC Guarantee. PEC hereby irrevocably and unconditionally guarantees the prompt and full payment by PHC of all amounts owed by it under this Agreement, subject to its right of setoff set forth in the Separation Agreement, Plan of Reorganization and Distribution, dated as of                                                              , 2007 (the “Separation Agreement”) by and between PEC and Patriot. Such guaranty shall be a guaranty of payment and not merely of collection, and shall not be conditioned or contingent upon the pursuit of any remedies against PHC. The liability of PEC under this guaranty shall, to the fullest extent permitted under applicable law, be absolute, unconditional and irrevocable. PEC hereby waives any and all notice of the creation, renewal, extension or accrual of any of the guaranteed obligations and notice of or proof of reliance by Patriot upon this guaranty or acceptance of this guaranty. The guaranteed obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guaranty. When pursuing its rights and remedies hereunder against PEC, Patriot shall be under no obligation to pursue such rights and remedies it may have against PHC or any right of offset with respect thereto, and any failure by Patriot to pursue such other rights or remedies or to collect any payments from PHC or to realize upon or to exercise any such right of offset shall not relieve PEC of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Patriot. PEC irrevocably waives acceptance hereof, presentment, demand, protest, promptness, diligence, obligation to protect, secure or perfect any security interest and any notice. Patriot shall not be obligated to file any claim relating to any guaranteed obligation in the event that PHC becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Patriot to so file shall not affect PEC’s obligations hereunder. In the event that any payment to Patriot in respect of any guaranteed obligation is rescinded or must otherwise be returned for any reason whatsoever, PEC shall remain liable hereunder with respect to the guaranteed obligation as if such payment had not been made, and the guaranty shall be reinstated and shall continue even if otherwise terminated.
     Section 12. Resolution of Disputes. Any party or parties to a dispute or disagreement under this Agreement (“Covered Dispute”) (including but not limited to any issue as to the arbitrability of such Covered Dispute) may give the other parties to the Covered Dispute written notice of the Covered Dispute initiating the provisions hereunder. Within ten days after delivery of the notice of a Covered Dispute, the receiving parties shall submit to the other a written response. The notice and the response shall include a statement of each party’s respective position and a summary of arguments supporting that position and the name and title of the executive who will represent the claimants and of any other individual who will accompany such executive in resolving the Covered Dispute. Within twenty (20) days after delivery of the first notice, such executives shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Covered Dispute. All reasonable requests for information made by one party to the other will be honored. If the Covered Dispute has not been resolved by negotiation within thirty (30) days of the first notice of the Covered Dispute, the parties to the Covered Dispute may, by their mutual consent, submit the Covered Dispute to arbitration in St. Louis, Missouri. Arbitration of any Covered Dispute shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of the first notice of the Covered Dispute. The parties agree to use three arbitrators for any Covered Dispute in excess of Two Million Dollars ($2,000,000.00). Any decision of the arbitrator (or arbitrators) agreed upon or appointed and acting pursuant to this Section 12 shall be final and binding upon the parties and judgment may be entered thereon, upon the application of any of the parties, by any court of competent jurisdiction. The arbitrator may also award reasonable attorney’s fees and the costs of the arbitration to the prevailing party. This Section 12 shall not preclude any of the parties from seeking a temporary restraining order, preliminary injunction or other temporary injunctive relief necessary to enforce this Section 12 or protect rights under this Agreement. If the parties do not mutually agree to arbitrate the Covered Dispute, the Covered Dispute shall be resolved pursuant to Section 15.08 of the Separation Agreement.
     Section 13. Waiver. The failure of any party to comply with any of its obligations or agreements or to fulfill any conditions contained in this Agreement may be excused only by a written waiver from the other parties. Failure by any party to exercise, or delay by any party in exercising, any right under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder by a party preclude any other or future exercise of that right or any other right hereunder by such party.
     Section 14. Notices. All notices, requests or other communications required or permitted hereunder shall be given in writing by hand delivery, registered mail, certified mail or overnight courier, return receipt requested, postage prepaid, to the party to receive the same at its respective address set forth below, or at such other address as may from time to time be designated by such party to the others in accordance with this Section 14.
If to Patriot, to:
Joseph W. Bean
Senior Vice President, General Counsel and Secretary
Patriot Coal Corporation
12312 Olive Boulevard, Suite 400
St. Louis, MO 63141
Fax: 314-342-3419
If to PHC, to:

Alexander Schoch, Esq.
Executive Vice President Law and Chief Legal Officer
Peabody Holding Company, LLC
701 Market Street
St. Louis, MO 63101
Fax: 314-342-3419
All such notices and communications hereunder shall be deemed given when received, as evidenced by the acknowledgment of receipt issued with respect thereto by the applicable postal authorities or the signed acknowledgment of receipt of the person to whom such notice or communication shall have been addressed or his or her authorized representative.
     Section 15. No Third-Party Beneficiaries. Neither this Agreement nor any provision hereof shall create any right in favor of or impose any obligation upon any person or entity other than the parties hereto and their respective successors and permitted assigns. Without limiting the generality of the foregoing, this Agreement is not intended to, and does not, create any rights, third party or otherwise, on behalf of the United Mine Workers of America Combined Benefit Fund, the 1992 Fund, the 1993 Fund, the United Mine Workers of America, any retiree or dependent, or any other person or individual. No third party shall be entitled to any subrogation rights with respect to any obligation of any party under this Agreement.
     Section 16. Captions and Paragraph Headings. Captions and paragraph headings are used hereinafter for convenience only and are not a part of this Agreement and shall not be used in construing it.
     Section 17. Entire Agreement. The making, execution and delivery of this Agreement by the parties has been induced by no representations, statements, warranties or agreements other than those herein expressed. Notwithstanding any provisions in any other agreement, this Agreement, together with the Separation Agreement and the other agreements contemplated thereby, including without limitation the Coal Act LAA, the NBCWA LAA and the Salaried Employee LAA, embodies the entire understanding of the parties and their respective subsidiaries and affiliates relating to the matters set forth herein. This Agreement may be modified only by a written instrument executed by the parties. The parties make no representation or warranties with respect to the subject matter of this Agreement not expressly set forth in this Agreement. This Agreement supersedes and terminates all other discussions, negotiations, understandings, arrangements and agreements between or among PHC and Patriot or any respective affiliated companies, entities or persons relating to the subject matter hereof.
     Section 18. Assignability. Neither of the parties hereto may assign this Agreement without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed. Any impermissible attempted assignment of this Agreement without such prior written consent shall be void, and the party assigning or attempting to assign this Agreement shall remain bound by and obligated by this Agreement as if no assignment or attempted assignment had occurred.
     Section 19. Successors and Assigns. This Agreement and the provisions hereof shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

     Section 20. Severability. In the event one or more of the provisions of this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not a part of this Agreement.
     Section 21. Counterparts. This Agreement may be executed in any number of duplicate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     Section 22. Governing Law. The parties hereto have agreed that the validity, construction, operation and effect of any and all of the terms and provisions of this Agreement shall be determined and enforced in accordance with the laws and regulations of the State of Delaware, without giving effect to principles of conflicts of law thereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Administrative Services Agreement to be duly executed by one of their respective officers duly authorized and directed as of the date first written above.

PEABODY HOLDING COMPANY, LLC	PATRIOT COAL CORPORATION

By:	By:
Name:		Name:
Title:		Title:

Solely for purposes of Section 11 hereof:
PEABODY ENERGY CORPORATION

By:

Name:
Title:

ATTACHMENT D
DESCRIPTION OF SERVICES
ADMINISTRATIVE SERVICES AGREEMENT
1.	Patriot shall promptly notify PHC of the identity of a Patriot representative who shall serve as the point of contact in the performance of services under this Agreement.

2.	Patriot shall provide the following services related to the administration of the Coal Act Plans, the NBCWA Individual Employer Plan and the Salaried Employer Plan (other than as provided in Section 2(c) of the Salaried Employee LAA) and for the delivery of benefits thereunder:
a.	preparing and maintaining such plans in accordance with the Coal Act, the NCBWA and the Salaried Employer Plan, as the case may be;

b.	administering claims under such plans directly and/or through third party administrators;

c.	maintaining lists of providers for the delivery of benefits;

d.	monitoring the plans for compliance with the requirements of the Coal Act, the NBCWA and the Salaried Employer Plan, as the case may be;

e.	complying with all federal, state, and local statutory and regulatory obligations applicable to any Coal Act Plan, NBCWA Individual Employer Plan or the Salaried Employer Plan, as the case may be, including but not limited to all statutes and regulations relating to the administration, management, recordkeeping, and disclosure of information pertaining to such plans, the Health Insurance Portability and Accountability Act, the Employee Retirement Income Security Act, and the safeguarding and disclosure of health related information;

f.	subject to the rights of PHC pursuant to Sections 5 and 7 of this Agreement and/or pursuant to the Coal Act LAA, the NBCWA LAA and the Salaried Employee LAA, prosecuting or defending any dispute related to Section 9711 Coal Act Liabilities, NBCWA Individual Employer Plan Liabilities or the Salaried Employee Liabilities, including providing of witnesses and production of documents;

g.	deliver within four business days after the end of each individual third party administrator’s processing cycle a list of the eligible retirees with respect to the Section 9711 Coal Act Liabilities, NBCWA Individual Employer Plan Liabilities or Salaried Employee Liabilities; and

h.	taking such other actions as are reasonably requested by PHC commensurate with the services provided under this Agreement.
3.	Patriot shall send to a PHC representative to be designated by PHC within ten (10) days of the Effective Date of the Agreement all material written communications, correspondence, notices, invoices and/or other documents related to the Coal Act, Section 9711 Coal Act Liabilities, NBCWA Individual Employer Plan Liabilities or Salaried Employee Liabilities that are sent to Patriot or any of the Transferred Companies by the International Union, United Mine Workers of America or any retiree, dependent or other person or individual threatening to file a lawsuit or commence an administrative process with an applicable trustee with regards to the 9711 Coal Act Liabilities, NBCWA Individual Employer Plan Liabilities or Salaried Employee Liabilities.

4.	Patriot shall maintain all cost containment initiatives in effect as of the Effective Date; provided that Patriot may make such changes as are required by changes in law or regulations or by future litigation or administrative or judicial orders. Patriot will reasonably cooperate with PHC to implement and maintain new cost containment initiatives proposed by PHC.